Exhibit 23.9

CONSENT OF COEUR D’ALENE MINES CORP.

In connection with Franco-Nevada Corporation’s registration statement on Form S-8, and any amendments thereto, and any documents incorporated by reference therein, to be filed with the United States Securities and Exchange Commission (the “Registration Statement”), the undersigned hereby consents to references to its name and to its involvement in the preparation of a technical report entitled “Palmarejo Project, SW Chihuahua State, Mexico Technical Report” dated January 1, 2011 (the “Technical Report”) in the Registration Statement, and to the inclusion and incorporation by reference of information derived from the Technical Report in the Registration Statement.

COEUR D’ALENE MINES CORP.

/s/ K. Leon Hardy
By:	K. Leon Hardy
Title:	Sr V.P. Operations

Date: September 15, 2011